Exhibit 99.1

FHLBANK TOPEKA ANNOUNCES 2025 SECOND QUARTER RESULTS

July 24, 2025 - Federal Home Loan Bank of Topeka (FHLBank) is reporting net income of $94.8 million for the quarter ended June 30, 2025 compared to $108.2 million for the quarter ended June 30, 2024. For the six months ended June 30, 2025, FHLBank is reporting net income of $194.1 million compared to $222.3 million for the same period in the prior year. The decrease in net income for the current quarterly and year-to-date periods was primarily driven by fair value fluctuations on economic hedges caused by changes in interest rates between periods and an increase in expenses primarily due to voluntary contributions to housing and community investment programs. All measures are calculated in accordance with U.S. generally accepted accounting principles (GAAP).

FHLBank expects to file its Form 10-Q for the quarter ended June 30, 2025 with the Securities and Exchange Commission (SEC) on or about August 7, 2025.

Operating Highlights
•Total assets: Total assets were $80.0 billion as of June 30, 2025, an increase of $4.1 billion, or 5.4 percent, from $75.9 billion as of December 31, 2024. The increase in total assets was primarily driven by a $3.3 billion increase in advances and a $0.8 billion increase in long-term investments. The average balance of interest-earning assets increased $3.8 billion for the quarter ended June 30, 2025 compared to the quarter ended December 31, 2024. The average balance of interest-earning assets increased $3.7 billion between the quarter ended June 30, 2025 and the quarter ended June 30, 2024, driven by a $1.9 billion increase in the average balance of advances, a $1.3 billion increase in the average balance of short- and long-term investments, and a $0.5 billion increase in the average balance of mortgage loans.
•Primary Mission Assets: Advances to members and housing associates and mortgage loans purchased from members are Primary Mission Assets because they are fundamental to the business and mission of FHLBank. The Primary Mission Asset ratio, as defined by the Federal Housing Finance Agency under its core mission achievement guidance, is calculated as year-to-date averages of advances and mortgage loans to consolidated obligations (less certain U.S. Treasury securities). As of June 30, 2025, our Primary Mission Asset ratio was 78 percent, which was unchanged from December 31, 2024.
•Advances: Advances were $45.0 billion at June 30, 2025, an increase of $3.3 billion, or 8.1 percent, compared to $41.7 billion at December 31, 2024 primarily as a result of increased utilization among large members. Advances represented 56.3 percent of total assets as of June 30, 2025, compared to 54.9 percent as of December 31, 2024. The average balance of advances increased $1.9 billion, or 4.3 percent, to $47.2 billion for the quarter ended June 30, 2025 compared to $45.3 billion for the quarter ended June 30, 2024. During the first half of 2025, the majority of the advance portfolio growth was in adjustable rate advances.
•Mortgage loans: Mortgage loans were $9.2 billion at June 30, 2025, an increase of $0.3 billion, or 2.6 percent, compared to $8.9 billion at December 31, 2024. Mortgage loans represented 11.5 percent of total assets at June 30, 2025, compared to 11.8 percent at December 31, 2024. The average balance of mortgage loans increased $0.5 billion, or 5.8 percent, for the three months ended June 30, 2025 when compared to the three months ended June 30, 2024. Originations at interest rates higher than the weighted average rate of the existing portfolio continue to have a positive impact on interest income.
•Net interest income/margin: Net interest income was $139.5 million for the quarter ended June 30, 2025, an increase of $1.5 million, or 1.1 percent, compared to $138.0 million for the quarter ended June 30, 2024. The increase in net interest income was due to an increase in interest-earning assets. Net interest margin decreased three basis points, from 0.72 percent for the quarter ended June 30, 2024 to 0.69 percent for the quarter ended June 30, 2025. Net interest spread increased three basis points to 0.44 percent for the quarter ended June 30, 2025 compared to 0.41 percent for the quarter ended June 30, 2024. The decrease in net interest margin was due to an increase in the average balance of lower-spread assets.
•Performance ratios: Return on average equity decreased to 9.0 percent for the quarter ended June 30, 2025 compared to 10.8 percent for the quarter ended June 30, 2024. The decrease was due to the decrease in net income combined with an increase in capital stock.
•Dividends: The Class A Common Stock dividend rate of 4.25 percent per annum and the Class B Common Stock dividend rate of 9.25 percent per annum combined for a weighted average dividend rate for the quarter ended June 30, 2025 of 8.6 percent.

Exhibit 99.1

Housing and Community Development Programs
FHLBank's housing and community development programs are central to its mission to make a difference by providing reliable liquidity and funding to help its members build strong communities. The success of the FHLBank cooperative means more funding is allocated to support members in these community-building initiatives. FHLBank is subject to a regulatory assessment that commits 10 percent of its net income before assessments to funding affordable housing initiatives in FHLBank's district. In 2025, the $48.1 million regulatory assessment from the prior year will be contributed to FHLBank's Affordable Housing Program (AHP). FHLBank has voluntarily committed an additional $26.5 million, or five percent of its 2024 net income before assessments and voluntary contributions, to support Homeownership Possibilities Expanded, Native American Housing Initiatives, Lending Enhancement Advance Program, Mortgage Rate Reduction Program, Community Assistance Recovery Effort, and the FHLBank Topeka Affordable Housing Institute at Metropolitan State University of Denver. In partnership with our members, FHLBank will support and sustain affordable housing and community lending through programs designed to address housing challenges within the unique footprint of the Tenth District through the commitment or distribution of $74.6 million.
Financial Highlights
Attached are highlights of FHLBank’s financial position as of June 30, 2025 and December 31, 2024, and results of operations for the quarterly periods ended June 30, 2025 and 2024.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “is likely,” “could,” “estimate,” “expect,” “will,” “intend,” “probable,” “project,” “should” or their negatives or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risks or uncertainties and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: changes in the general economy and capital markets, the rate of inflation or deflation, employment rates, housing market activity and pricing, the size and volatility of the residential mortgage market, geopolitical events, and global economic uncertainty; governmental actions, including legislative, regulatory, judicial or other developments that affect FHLBank, our members, counterparties or investors, housing government-sponsored enterprises, or the FHLBank System in general; external events, such as economic, financial, or political disruptions, and/or wars, pandemics, and natural disasters, including disasters caused by climate change, which could damage our facilities or the facilities of our members, damage or destroy collateral pledged to secure advances or mortgages held for portfolio, which could increase our risk exposure or loss experience; effects of derivative accounting treatment and other accounting rule requirements, or changes in such requirements; competitive forces, including competition for loan demand, purchases of mortgage loans and access to funding; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with all products and services; changes in demand for FHLBank products and services or consolidated obligations of the FHLBank System; membership changes, including changes resulting from member failures or mergers, changes due to member eligibility, or changes in the principal place of business of members; changes in the U.S. government's long-term debt rating and the long-term credit rating of the senior unsecured debt issues of the FHLBank System; soundness of other financial institutions, including FHLBank members, non-member borrowers, counterparties and the other FHLBanks; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; the volume and quality of eligible mortgage loans originated and sold by participating members to FHLBank through its various mortgage finance products; changes in the fair value and economic value of, impairment of, and risks associated with FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; changes in the value or liquidity of collateral underlying advances to FHLBank members or nonmember borrowers or collateral pledged by reverse repurchase and derivative counterparties; volatility of market prices, changes in interest rates and indices and the timing and volume of market activity, including the effects of these factors on amortization/accretion; gains/losses on derivatives or on trading investments and the ability to enter into effective derivative instruments on acceptable terms; changes in FHLBank's capital structure; FHLBank's ability to declare dividends or to pay dividends at rates consistent with past practices; the ability of FHLBank to keep pace with technological changes and the ability to develop and support technology and information systems, including the ability to manage cybersecurity risks and securely access the internet and internet-based systems and services, sufficient to effectively manage the risks of FHLBank's business; and the ability of FHLBank to attract and retain skilled individuals, including qualified executive officers. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by reference to this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made, and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason to reflect events or circumstances after the date of this announcement.

Exhibit 99.1

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	06/30/2025	12/31/2024
Financial Position
Investments[1]	$25,069,797	$24,584,831
Advances	45,040,514	41,652,081
Mortgage loans held for portfolio, net	9,180,578	8,949,433
Total assets	80,012,268	75,900,980
Deposits	1,035,255	989,021
Consolidated obligations, net	74,262,535	70,281,553
Total liabilities	75,917,039	71,801,251
Total capital stock	2,587,064	2,631,605
Retained earnings	1,689,316	1,608,086
Total capital	4,095,229	4,099,729

Regulatory capital[2]	4,282,461	4,242,916

	Three Months Ended		Six Months Ended
	06/30/2025	06/30/2024	06/30/2025	06/30/2024
Results of Operations
Interest income	$940,436	$1,052,221	$1,832,553	$2,049,513
Interest expense	800,920	914,263	1,560,310	1,775,414
Net interest income before loan loss provision (reversal)	139,516	137,958	272,243	274,099
Provision (reversal) for credit losses on mortgage loans	752	(863)	860	(1,063)
Net gains (losses) on trading securities	1,828	3,938	4,367	5,729
Net gains (losses) on derivatives	(2,506)	1,678	(5,024)	10,206
Other income	3,494	3,645	6,993	7,242
Other expenses	36,220	27,895	62,028	51,318
Income before assessments	105,360	120,187	215,691	247,021
AHP assessments	10,543	12,024	21,582	24,708
Net income	94,817	108,163	194,109	222,313

Weighted average dividend rate[3]	8.59%	8.79%	8.70%	8.78%

1    Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.
2    Regulatory capital is defined as the sum of FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A Common Stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses. Permanent capital is defined as the amount paid in for Class B Common Stock plus the amount of FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.
3    Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.

Exhibit 99.1

Average Balances and Yields (dollar amounts in thousands):

	Three Months Ended				Six Months Ended
	06/30/2025		06/30/2024		06/30/2025		06/30/2024
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Interest-earning assets:
Investments[1,2,3]	$24,887,316	4.90%	$23,584,862	5.78%	$24,746,438	4.85%	$23,284,145	5.79%
Advances[2,3]	47,245,357	4.66	45,303,516	5.63	45,722,627	4.66	43,827,139	5.63
Mortgage loans[4,5]	9,114,911	4.01	8,611,177	3.66	9,048,965	4.00	8,504,308	3.61
Other interest-earning assets	35,000	2.01	35,220	2.03	36,380	2.11	35,220	2.03
Total earning assets	$81,282,584	4.64%	$77,534,775	5.46%	$79,554,410	4.64%	$75,650,812	5.45%

Interest-bearing liabilities:
Deposits	$891,450	4.09%	$793,332	5.14%	$879,696	4.10%	$777,366	5.14%
Consolidated obligations[2,6]	75,552,805	4.25	72,018,001	5.05	73,913,559	4.21	70,209,343	5.03
Other borrowings	45,063	3.38	43,629	3.17	45,405	3.42	43,897	3.13
Total interest-bearing liabilities	$76,489,318	4.20%	$72,854,962	5.05%	$74,838,660	4.20%	$71,030,606	5.03%

Net interest spread[7]		0.44%		0.41%		0.44%		0.42%

Net interest margin[7]		0.69%		0.72%		0.69%		0.73%

1    Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.
2    Interest income/expense and average rates include the effect of associated derivatives that qualify for fair value hedge accounting treatment.
3    Interest income includes prepayment/yield maintenance fees.
4    Credit enhancement fee payments are netted against interest earnings on the mortgage loans.
5    Mortgage loans average balances include outstanding principal for non-performing conventional loans. However, these loans no longer accrue interest.
6    Consolidated obligations are bonds and discount notes that FHLBank is primarily liable to repay.
7    Net interest spread is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Net interest margin is defined as net interest income as a percentage of average earning assets.